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                                                                    EXHIBIT 23.1
      CONSENT OF ERNST & YOUNG LLP, INDEPENDENT AUDITORS


We consent to the reference to our firm under the caption "Experts" in the Registration Statement (Form S-3) and related Prospectus of Jacobs Engineering Group Inc. for the registration of 8,000 shares of its common stock and to the incorporation by reference therein of our reports dated November 1, 1993, with respect to the consolidated financial statements of Jacobs Engineering Group Inc. incorporated by reference in its Annual Report (Form 10-K) for the year ended September 30, 1993 and the related financial statement schedules included therein, filed with the Securities and Exchange Commission.

                         ERNST & YOUNG LLP


Los Angeles, California
August 10, 1994